Exhibit 99.2
YAHOO! EXTENDS DEADLINE FOR NOMINATING DIRECTORS TO BOARD
Board Continues To Explore Alternatives To Maximize Value
SUNNYVALE, Calif., March 5, 2008 — Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today announced that it has amended the Company’s bylaws to extend the deadline for nominating directors to Yahoo!’s board from March 14th to 10 days following the public announcement of the date for Yahoo!’s 2008 annual meeting of stockholders. As the Company has not yet announced the date of this year’s annual meeting, the amendment will give stockholders who want to nominate one or more directors, including Microsoft Corporation, more time to do so. The amendment does not preclude any party from nominating one or more directors at any time prior to the new deadline.
Yahoo!’s board of directors remains committed to pursuing initiatives that maximize value for Yahoo!’s stockholders. To the extent that the extension of the nomination deadline has the effect of postponing the nomination of one or more directors by any party, it will allow Yahoo!’s board to continue to explore all of its strategic alternatives for maximizing value for stockholders without the distraction of a proxy contest.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com.
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Media Contacts:
Tracy Schmaler	Diana Wong
Yahoo! Inc.	Yahoo! Inc.
(202) 631-9463	(408) 349-4391
schmaler@yahoo-inc.com	dianaw@yahoo-inc.com

Adam Miller
The Abernathy MacGregor Group for Yahoo! Inc.
(212) 371-5999
alm@abmac.com

Investor Contact:
Marta Nichols
Yahoo! Inc.
(408) 349-3527
mnichols@yahoo-inc.com